EXHIBIT 99.1

Great Lakes Reports Third Quarter Results

Third quarter net income of $13.8 million

Third quarter adjusted EBITDA of $32.2 million

Backlog of $598.5 million at September 30, 2021

HOUSTON, Nov. 02, 2021 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (“Great Lakes”) (Nasdaq:GLDD), the largest provider of dredging services in the United States, today reported financial results for the quarter ended September 30, 2021.

Third Quarter 2021 Highlights

  Revenue was $168.6 million in the third quarter.
  Operating income was $21.4 million in the third quarter.
  Net income was $13.8 million in the third quarter.
  Adjusted EBITDA was $32.2 million in the third quarter.
  Backlog at September 30, 2021 was $598.5 million.

Management Commentary

Lasse Petterson, President and Chief Executive Officer commented, “We ended the third quarter with improved results and a solid backlog. In the first half of 2021, our operations saw substantial negative impacts from the COVID-19 pandemic. Our priority has been and always will be to ensure the safety and health of all our people, and we believe that in this current situation vaccination is an important tool in achieving this goal. As vaccines became widely available in the second quarter, we set a target to have all parts of our organization vaccinated and we are now close to reaching this target.

Although our stringent safety protocols and increasing vaccination efforts were successful, we did experience some lingering COVID-19 related costs in the third quarter. The direct COVID-19 costs were $2.1 million in the third quarter, for a total of $9.4 million year to date. Indirect COVID-19 cost impacts are not easily quantified, however we have seen a decrease in our realized project margins which we attribute in part due to inefficiencies caused by COVID-19. Today our safety protocols and our vaccination efforts have resulted in improved project performance and we are confident that our continued efforts will ensure reduced COVID-19 related impacts to our operations going forward.

In addition to the COVID-19 impacts on our third quarter results, we experienced project delays due to Hurricane Ida. Several of our projects were impacted and experienced delays returning to work due to the damage and debris in the ports. One of our vessels, the Terrapin Island, was damaged in the storm and resulted in a 6 week unplanned drydock. All vessels are back at work in this fourth quarter.

We ended the quarter with net income of $13.8 million and Adjusted EBITDA of $32.2 million compared to the third quarter of 2020 that ended with $12.5 million of net income and $32.2 million in Adjusted EBITDA. Given project activity in which we are currently engaged, coupled with our backlog, new project awards, and fewer vessel drydocks for the remainder of the year, we expect improved results in the fourth quarter of 2021. Unfortunately, even with improving results we do not expect to achieve our original expectations for 2021.

We continue to be confident in the domestic bid market and 2021 is shaping up to be as strong as 2020. During the third quarter, Great Lakes was awarded $300.5 million in work resulting in a year to date 37.1% bid market share bringing our third quarter backlog to $598.5 million. In addition, we ended the quarter with $533.9 million in low bids and options pending award. Post quarter end, Great Lakes was awarded the Oak Island beach renourishment project for $17.1 million, the South Atlantic Regional Harbor Dredging project for $25.8 million, and we have added an additional $106.9 million to low bids pending award, which includes the Houston Project 11 Deepening that was announced by the Port of Houston.

The offshore wind power generation market will provide GLDD with a good opportunity for growth. The Biden administration’s 30-gigawatt target of offshore wind energy by 2030 confirms our plans to enter this new market by building the first U.S. flagged Jones Act compliant, inclined fall-pipe vessel for subsea rock installation for wind turbine foundations. This vessel would represent a significant critical advancement in building the U.S. logistics infrastructure to support the future of the new U.S. offshore wind industry. We anticipate making an investment decision in the fourth quarter of 2021 with expected delivery of the vessel in the second half of 2024.”

Quarterly Results

  Revenue was $168.6 million, a decrease of $7.2 million over the third quarter of 2020. The decrease was caused by lower coastal protection and foreign revenue, offset partially by higher domestic capital, maintenance, and rivers and lakes revenue.
  Gross margin was $36.3 million, which is relatively flat as compared with the prior year quarter. Gross margin percentage was 21.5% in the third quarter of 2021 as compared to 20.7% in the third quarter of 2020. Direct COVID-19 costs had an unfavorable impact of $2.1 million on gross profit during the third quarter. During the third quarter of 2021, we had the Dredge 53, the Alaska, and the Terrapin Island in drydock. The Alaska returned to work in the third quarter, the Terrapin Island returned to work earlier in the fourth quarter and the Dredge 53 is preparing to start operations in Mobile, Alabama.
  Operating income was $21.4 million, which is a $1.8 million decrease from the prior year quarter due in large part to a $1.7 million loss of use claim credit received last year.
  Net income for the quarter was $13.8 million compared to $12.5 million in the prior year third quarter as the decrease in operating income was more than offset by the decrease in interest expense and income tax expense.
  At September 30, 2021, the Company had $173.8 million in cash and total debt of $320.8 million.
  At September 30, 2021, the Company had $598.5 million in backlog as compared to $661.3 million at September 30, 2020.
  Capital expenditures for the third quarter of 2021 were $21.1 million, which includes $8.3 million for the construction of our new hopper dredge, $2.1 million for the construction of new multicats, and $0.6 million for the design of our rock installation vessel.

Market Update

In 2020, the domestic dredging bid market reached $1.8 billion in projects bid. We continue to be confident in the market for the remainder of the year and still anticipate it to be as strong as 2020. The market continues to be driven by the large-scale port deepening projects along the East and Gulf coasts. We expect in 2022 to see bids for multiple project phases for port deepenings in Norfolk, Freeport, Mobile, Sabine and the Houston ship channel. In addition, our nation’s coasts are subject to climate change, increasing severe weather events like Hurricane Ida, and sea level rise, which can cause an increase in beach erosion and other damage that adds to the recurring nature of our business and the need for more frequent coastal protection and port maintenance projects. We saw continued support for the dredging industry in the Corps’ 2022 budget that was approved by the House of Representatives and is slated to be $8.66 billion, an 11% increase over prior year levels. In this bill the Harbor Maintenance Fund (the “HMTF”) would receive $2.05 billion, which is $370 million over 2021 budget appropriations. In addition, the 2020 Water Resource Development Act included some additional reforms to HMTF that will allow Congress to drawdown from the $9.3 billion surplus in the HMTF. The U.S. government including the Corps are presently operating under a continuing resolution with budget approval anticipated before the end of the year. Included in the continuing resolution are significant dollars for emergency funding as a result of Hurricane Ida impacts. In addition, the US Senate passed the $1.2 trillion infrastructure bill where the Corp will be granted $11.6 billion in funding to improve the nations resilience to the effects of climate change, including flood control and waterway dredging.

We continue to see strong support for offshore wind from the Biden administration. In March 2021, the White House announced new initiatives that will advance the administration’s goals to expand the nation’s offshore wind energy capacity in the coming decade by opening new areas of development, improving environmental permitting, and increasing public financing for projects. As part of that initiative the Departments of the Interior, Energy and Commerce committed to a shared goal of installing 30 gigawatts of offshore wind power generation capacity in U.S. waters by 2030. In May, the administration approved the Vineyard Wind Project which is the nation’s first large-scale offshore wind project estimated to include up to 84 turbines. The administration also stated it would direct $230 million in federal transportation dollars to fund port infrastructure and earmark $3 billion in loan guarantees from the Department of Energy in support of offshore wind.

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, November 2, 2021 at 9:00 a.m. C.D.T (10:00 a.m. E.D.T.). The call in number is (877) 377-7553 and Conference ID is 1187471. The conference call will be available by replay until Tuesday, November 4, 2021 by calling (855) 859-2056 and providing Conference ID 1187471. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Non-GAAP measures

Adjusted EBITDA, as provided herein, represents net income (loss) from continued operations, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with GAAP. The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company’s recurring operating performance and allows management and investors to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States. In addition, the Company has a long history of performing significant international projects. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 131-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," “are optimistic,” or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes include, but are not limited to: impacts resulting from or attributable to the COVID-19 pandemic, our ability to obtain federal government dredging and other contracts; uncertainties in federal government budgeting; extended federal government shutdowns, which may lead to funding issues, the incurrence of costs without payment or reimbursement under our contracts, and delays or cancellations of key projects; the risk that the President of the United States may divert funds away from the Army Corps of Engineers in response to a national emergency; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability and declining relationships amongst certain governments in the Middle East and the impact this may have on infrastructure investment, asset value of such operations, and local licensing, permitting and royalty issues; increased cost of certain material used in our operations due to tariffs; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previous-recorded net revenue and profit as a result of the significant estimates made in connection with our methods of accounting for recognizing revenue; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit and risks associated with draws by the surety on outstanding bonds or calls by the beneficiary on outstanding letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; impacts of legal and regulatory proceedings, including potential penalties, reputational damage and potential inability to bid, enter into or complete certain government projects as a result of such proceedings: unforeseen delays and cost overruns related to the construction of new vessels, including potential mechanical and engineering issues; our becoming liable for the obligations of joint ventures, partners and subcontractors; capital and operational costs due to environmental regulations; market and regulatory responses to climate change; our potential entry into the offshore wind market; unionized labor force work stoppages; increased costs associated with the transition to the Company’s new headquarters in Houston, TX, and risks related to employee retention; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2020, Item 1A. “Risk Factors” of Great Lakes’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Contract revenues	$168,638	$175,841	$516,185	$561,456
Gross profit	36,281	36,351	92,279	137,841
General and administrative expenses	15,167	14,888	45,713	45,263
Proceeds from loss of use claim	-	(1,723)	-	(1,723)
Gain on sale of assets—net	(291)	-	(323)	(184)
Operating income	21,405	23,186	46,889	94,485
Interest expense—net	(4,214)	(6,719)	(17,457)	(20,074)
Other income (expense)	(204)	156	692	(400)
Income before income taxes	16,987	16,623	30,124	74,011
Income tax provision	(3,181)	(4,076)	(5,399)	(18,517)
Net income	$13,806	$12,547	$24,725	$55,494

Basic earnings per share	$0.21	$0.19	$0.38	$0.86
Basic weighted average shares	65,691	64,860	65,535	64,726

Diluted earnings per share	$0.21	$0.19	$0.37	$0.84
Diluted weighted average shares	66,311	65,894	66,246	65,861

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Net income	$13,806	$12,547	$24,725	$55,494
Adjusted for:
Interest expense—net	4,214	6,719	17,457	20,074
Income tax provision	3,181	4,076	5,399	18,517
Depreciation and amortization	10,993	8,877	31,674	27,584
Adjusted EBITDA	$32,194	$32,219	$79,255	$121,669

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2021	2020

Cash and cash equivalents	$173,838	$216,510
Total current assets	314,417	362,693
Total assets	950,786	958,024
Total current liabilities	145,002	176,287
Long-term debt	320,834	323,735
Total equity	374,780	346,668

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2021	2020	2021	2020
Dredging:
Capital - U.S.	$111,481	$98,194	$268,486	$245,183
Capital - foreign	274	9,787	6,596	20,630
Coastal protection	15,945	29,780	109,208	165,668
Maintenance	35,052	33,453	117,631	117,806
Rivers & lakes	5,886	4,627	14,265	12,169
Total revenues	$168,639	$175,841	$516,185	$561,456

	As of
	September 30,	December 31,	September 30,
Backlog	2021	2020	2020
Dredging:
Capital - U.S.	$411,354	$320,920	$411,621
Capital - foreign	—	6,865	11,050
Coastal protection	139,072	97,986	109,374
Maintenance	39,155	125,090	110,879
Rivers & lakes	8,900	8,515	18,357
Total backlog	$598,481	$559,376	$661,281

For further information contact:
Tina Baginskis
Director, Investor Relations
630-574-3024